EXHIBIT 10.8

EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT (“Agreement”), effective as of the 1st day of January 2002, is entered into by and between Heather U. Baines (the “Executive”) and Anworth Mortgage Advisory Corporation, a California corporation (the “Company”).

          The Company desires to establish its right to the continued services of the Executive, in the capacity described below, on the terms and conditions and subject to the rights of termination hereinafter set forth, and the Executive is willing to accept such employment on such terms and conditions.

          In consideration of the mutual agreements hereinafter set forth, the Executive and the Company have agreed and do hereby agree as follows:

          1.     Employment.  The Company does hereby employ the Executive as Executive Vice President of the Company, and the Executive does hereby accept and agree to such employment.  The Executive’s duties as Executive Vice President shall be such executive and managerial duties as the Board of Directors of the Company shall from time to time prescribe and as provided in the Bylaws of the Company.  The Executive shall devote such time, energy and skill to the performance of her duties for the Company and for the benefit of the Company as may be necessary or required for the effective conduct and operation of the Company’s business.  Furthermore, the Executive shall exercise due diligence and care in the performance of her duties for the Company under this Agreement.

          2.     Term of Agreement.  The term (“Term”) of this Agreement shall commence as of the date hereof and shall continue through December 31, 2004, unless sooner terminated as provided herein or renewed pursuant to the terms of Section 7 hereof.

          3.     [Intentionally omitted.]

          4.     Compensation.

                      (a)     Base Salary.  The Company shall pay the Executive a base salary of Fifty Thousand Dollars ($50,000) per year, subject to annual increases as set forth in the next sentence (the “Base Salary”).  The Company shall review the Base Salary annually and shall increase (but not decrease) the Base Salary each calendar year beginning January 1, 2003, by the greater of (i) the percentage increase, if any, in the cost of living index by reference to the Consumer Price Index in the Los Angeles Metropolitan Area, as provided for the last day of such annual period by the Bureau of Labor Statistics of the United States Department of Labor, or (ii) a greater percentage increase than that set forth in subsection (i) above, as determined by the Company’s Board of Directors.  The Base Salary shall be payable in equal installments twice monthly consistent with the Company’s regular business practice.

                      (b)     Discretionary Bonus.  The Executive shall be eligible to receive an additional incentive performance bonus based upon a percentage of her Base Salary.  Any such bonus awarded to the Executive shall be payable in the amount, in the manner, and at the time determined by the Company’s Board of Directors in its sole and absolute discretion.

                      (c)     Expense Reimbursement.  The Company shall reimburse the Executive for reasonable and necessary business and entertainment expenses incurred by him in connection with the performance of her duties hereunder, including, but not limited to, expenses for business development, travel, meals and accommodations and related expenditures.  The Company shall reimburse the Executive for all such expenses upon presentation by the Executive, from time to time, of an itemized written accounting of such expenditures.

                      (d)     Benefits.  The Company shall provide the Executive with the following benefits during the Term and any renewals thereof:

                               (i)       Participation in Benefit Plans and Policies.  The Executive shall be entitled to participate in any benefit plans relating to stock options, stock purchases, awards, pension, thrift, profit sharing, life insurance, medical coverage, education, or other retirement or employee benefits available to other executive employees of the Company, subject to any restrictions (including waiting periods) specified in such plans.  The Company shall make commercially reasonable efforts to obtain medical and disability insurance, and such other forms of insurance as the Board of Directors shall from time to time determine, for its employees.

                               (ii)       Vacation.  The Executive shall be entitled to (i) four (4) weeks of paid vacation per calendar year for the first two years of service to the Company following the execution of this Agreement, and (ii) five (5) weeks of paid vacation per calendar year for the next two years of service to the Company, with such vacation to be scheduled and taken in accordance with the Company’s standard vacation policies.  After four (4) years of service to the Company following execution of this Agreement, the Executive shall be entitled to such number of weeks of paid vacation per calendar year as determined by the Board of Directors of the Company after review of industry standards, but shall in no event be entitled to fewer than five (5) weeks of paid vacation per calendar year.

           5.      Termination of Employment.

                               (a)       Termination Events.  The Executive’s employment shall terminate prior to the expiration of the Term (and any renewals thereof) upon the happening of any of the following events:

                                           (i)       Voluntary.  Voluntary termination by the Executive at any time during the Term upon written notice to the Company not less than ninety (90) days in advance of such termination;

                                           (ii)       Death.  The death of the Executive;

                                           (iii)       For Cause.  For “cause” by the Company, defined as any of the following:

                                                       (a)      The Executive is convicted of, or pleads nolo contendere to, a felony involving fraud, embezzlement or misappropriation;

                                                       (b)      The Executive materially breaches the terms of this Agreement by failing to substantially perform the reasonable and lawful duties of her employment, which breach continues for a period of sixty (60) days following written notice thereof from the Company, specifying in detail the Executive’s breach hereunder;

                                                       (c)      The Executive has committed an act of recklessness or willful misconduct against the Company resulting in a substantial economic or financial harm to the Company.

                                           Any determination of “cause” as used in this Section 5(a)(iii) shall be made only in good faith by an affirmative majority vote of the Board of Directors (not counting the Executive) of the Company.

                                           (iv)     Disability.  The Executive has become so physically or mentally incapacitated or disabled as to be absent from the full-time performance of her duties hereunder for a period of one hundred eighty (180) consecutive calendar days and, within thirty (30) days after written notice is provided to him by the Company, he shall not have returned to the full-time performance of her duties.  During any period prior to such termination during which the Executive is absent from the full-time performance of her duties with the Company due to disability, the Company shall continue to pay the Executive her Base Salary at the rate in effect at the commencement of such period of disability.

                                           (v)       Without Cause.  Without cause by the Company at any time during the Term upon written notice to the Executive not less than thirty (30) days in advance of such termination; or

                                           (vi)       By The Executive For Good Reason.  The Executive may terminate this Agreement pursuant to this subsection (vi) at any time upon written notice to the Company for “good reason” upon the occurrence of any of the following events without the express written consent of the Executive:

                                                       (a)       the Company’s material breach of any of the provisions of this Agreement;

                                                       (b)       the relocation of the Company’s headquarters to a location more than one hundred (100) miles from the Company’s current headquarters in Santa Monica, California;

                                                       (c)       a reduction in the Executive’s compensation (including without limitation, Base Salary or the benefits set forth above);

                                                       (d)       the assignment to the Executive of a lower position in the organization in terms of her title, responsibility, authority or status, or the level of management to which the Executive reports, unless agreed to in writing by the Executive.

                                   (b)        Obligations After Voluntary Termination; Death; Disability; For Cause Termination.  Except as set forth in this Section 5(b), in the event that the Executive’s employment is terminated pursuant to Sections 5.1(a)(i), 5.1(a)(ii), 5.1(a)(iii) or 5.1(a)(iv) herein, neither the Company nor the Executive shall have any remaining duties or obligations hereunder, except that on the date of termination of employment (“Termination Date”), the Company shall pay to the Executive or her representatives:

                                                (i)       all Base Salary compensation as is due pursuant to Section 4(a) herein, prorated through the Termination Date;

                                                (ii)      all discretionary bonus compensation as is due pursuant to Section 4(b) herein;

                                                (iii)      all expense reimbursements due and owing the Executive through the Termination Date under Section 4(c) herein, including reimbursements for reasonable and necessary business expenses incurred prior to the Termination Date, as long as the Executive submits a written accounting of such expenses in accordance with Section 4(c) herein within forty-five (45) days of the Termination Date; and

                                                (iv)      all benefits due the Executive, including benefits under insurance, group health and retirement benefit plans pursuant to Section 4(d) hereof, and vacation cash-out, if any, in accordance with the Company’s standard policy, through the Termination Date.

                                   (c)         Obligations After Termination Without Cause or Termination by The Executive For Good Reason.  Except as set forth in Section 6 and as set forth in this Section 5(c), in the event that the Executive’s employment is terminated pursuant to Section 5(a)(v) or 5(a)(vi) herein, neither the Company nor the Executive shall have any remaining duties or obligations hereunder, except that on the Termination Date, the Company shall pay to the Executive or her representatives:

                                                (i)      all Base Salary compensation as is due pursuant to Section 4(a) herein, prorated through the Termination Date;

                                                (ii)       all discretionary bonus as is due pursuant to Section 4(b) herein;

                                                (iii)       a lump sum payment of an amount equal to three (3) years of the Executive’s then-current Base Salary;

                                                (iv)       payment of COBRA medical insurance coverage for the Executive and her immediate family for eighteen (18) months following the Termination Date;

                                                (v)      immediate vesting of all pension benefits;

                                                (vi)      all expense reimbursements due and owing the Executive through the Termination Date under Section 4(c) herein, including reimbursements for reasonable and necessary business expenses incurred prior to the Termination Date, as long as the Executive submits a written accounting of such expenses in accordance with Section 4(c) herein within forty-five (45) days of the Termination Date; and

                                                (vii)      all benefits due the Executive, including benefits under insurance, group health and retirement benefit plans pursuant to Section 4(d) hereof, and vacation cash-out, if any, in accordance with the Company’s standard policy, through the Termination Date.

                                   (d)       No Mitigation; No Offset.  The parties hereto agree that the Executive shall not be required to mitigate damages in respect of any termination benefit or payment due under this Agreement or in respect of any damage award as a result of the Company’s breach of this Agreement, nor shall any such benefit or award be offset by any future compensation or income received by the Executive from any other source.  The Company shall not have the right to offset against its obligations hereunder or against any such damage award any amounts payable by the Executive to Company for any reason.

                                   (e)       Provision of Benefits.  Should the continuation of any benefits to be provided to the Executive following the termination of the Executive’s employment hereunder be unavailable under the Company’s benefit plans for any reason, the Company shall pay for the Executive to receive such benefits under substantially similar plans from similar third-party providers.

           6.      Dispute Relating To The Executive’s Termination Of Employment For Good Reason.  If the Executive resigns her employment with the Company alleging in good faith as the basis for such resignation any of the “Good Reasons” specified in Section 5(a)(vi), and if the Company disputes the Executive’s right to the payment under Section 5(c), the Company shall continue to pay the Executive compensation (including, but not limited to, her Base Salary) in effect at the date the Executive provided notice of such resignation, and the Company shall continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was then a participant, until the earlier of (i) the date that all payments due and owing under this Agreement have been paid, or (ii) the date the dispute is finally resolved, either by mutual written agreement of the parties or by arbitration in accordance with Section 8.  For the purposes of this Section, the Company shall bear the burden of proving that the grounds for the Executive’s resignation do not fall within the scope of Section 5(a)(vi), and there shall be a rebuttable presumption that the Executive alleged such grounds in good faith.

           7.      Renewal.  If this Agreement has not terminated pursuant to the provisions of Section 5, the Term shall be automatically renewed for successive one-year periods commencing on each anniversary date of the original Term, unless either party provides the other with written notice of its intent to terminate the Agreement given not less than six (6) months prior to the end of the Term, or any renewals thereof as provided for herein.

           8      Arbitration.  The Company and the Executive agree that any controversy, dispute, or claim between them relating to or arising under this Agreement or relating to or arising from the Executive’s hiring, employment, or termination with the Company (including, without limitation, any claims for harassment, discrimination, or retaliation under Title VII of the United States Code, 29 U.S.C. § 2002e, et. seq., the Americans With Disabilities Act, the Age Discrimination in Employment Act, or the California Fair Employment and Housing Act, or any equivalent provision of the statutory or common law of any state), shall be submitted to final and binding arbitration, to be held in the County of Los Angeles in accordance with and pursuant to the rules of the American Arbitration Association (“AAA”) then in force or any successor rules except as set forth below.  The award of the arbitrator shall be final and binding upon the parties and may be entered as a judgment in any California court of competent jurisdiction, and the parties hereby consent to the jurisdiction of the courts of the State of California.  The prevailing party in any arbitration hereunder shall be entitled to an award of all reasonable fees and costs of counsel incurred by such party in connection with such arbitration.

           9      Assignment.  This Agreement is personal in nature and neither of the parties hereto shall, without the written consent of the other, assign or otherwise transfer this Agreement or its obligations, duties and rights under this Agreement; provided, however, that in the event of the merger, consolidation, transfer or sale of all or substantially all of the assets of the Company, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all of the promises, covenants, duties and obligations of the Company hereunder.

           10.     Miscellaneous.

                           (a)     Entire Agreement; Modification.  This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth otherwise herein.  This Agreement supersedes any and all prior agreements, written or oral, between the Executive and the Company.  No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

                           (b)      Severable Provisions.  The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions of the Agreement shall nevertheless be binding and enforceable.

                           (c)      Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of California.

                           (d)      Notices.  All notices and other communications under this Agreement shall be in writing and mailed, telecopied, or delivered by hand or by a nationally recognized courier service guaranteeing overnight delivery to a party, at the following address (or to such other address as such party may have specified by notice given to the other party pursuant to this provision):

If to the Executive, to:

Ms. Heather U. Baines 1299 Ocean Avenue Suite 200 Santa Monica, CA 90401 Telephone: (310) 393-1424 Facsimile: (310) 434-0100

If to the Company, to:

Anworth Mortgage Advisory Corporation 1299 Ocean Avenue 2nd Floor Santa Monica, CA 90401 Telephone: (310) 393-0115 Facsimile: (310) 434-0100 Attention: President

All such notices and communications shall, when mailed, telecopied, or delivered, be effective three days after deposit in the United States mail, telecopied with confirmation of receipt, or delivered by hand to the addressee or one day after delivery to the courier service.

                           (e)     Counterparts.  This Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

                     IN WITNESS WHEREOF, this Employment Agreement is executed as of the day and year first above written.

Executive	Anworth Mortgage Advisory Corporation

/s/ Heather U. Baines
	By:	/s/ Lloyd McAdams
Heather U. Baines
Name: Lloyd McAdams
Title: President, Chairman and CEO